Exhibit 99.1

SERA PROGNOSTICS REPORTS THIRD QUARTER 2023 FINANCIAL RESULTS
Salt Lake City – November 8, 2023 – Sera Prognostics Inc., The Pregnancy Company® (Nasdaq: SERA), focused on improving maternal and neonatal health by providing innovative pregnancy biomarker information to doctors and patients, today announced financial results for the third quarter of 2023 ended September 30, 2023.
Recent Highlights:
•Sera Board of Directors approved permanent President and CEO and CFO appointments for Zhenya Lindgardt and Austin Aerts, respectively.
•Management team completed planned cost reduction activities to extend cash runway through most of 2027.
•Scaling our care coordination offering and providing it for institutional customers for women identified as high-risk for preterm birth using our PreTRM test. Sera believes this service offering to patients can improve test adoption by physicians by providing the availability of care coordination to their high-risk patients.
•Moved new high-low risk predictor product into next phase of market research in preparation for clinical validation.
•Shared findings from AVERT clinical trial highlighting PreTRM test’s impact of driving 2.5-week improvement in gestational age of infants most at risk for early delivery, 18% reduction in severe neonatal morbidity and mortality, and 28-day reduction in Neonatal Intensive Care Unit length of stay for infants born before 32 weeks. We have begun actively sharing the data from AVERT with potential institutional customers.
“We continue to lay the groundwork for a reinvigorated commercial focus designed to cost-effectively target increased test adoption through institutional customer focus, care coordination program, and are exploring potential product and partnership pathways to expand our commercial revenue,” said Zhenya Lindgardt, President and CEO of Sera Prognostics. “At the same time, we are focused on continuing to share data that supports the value of early, pivotal pregnancy information powered by Sera that, coupled with interventions for high-risk patients, can lead to better health for mothers and newborns at reduced healthcare costs.”
Third Quarter 2023 Financial Results
Third quarter 2023 revenue of $42,000 compared to $87,000 for the same period of 2022.
Total operating expenses were $8.2 million, down significantly from $11.3 million for the third quarter of 2022.

Research and development expenses for the third quarter of 2023 were $3.5 million compared to $4.2 million for the third quarter of 2022 due primarily to lower clinical study costs.
Selling, general and administrative expenses for the third quarter of 2023 were $4.6 million, down significantly from $7.0 million for the third quarter of 2022 due primarily to steps we took prior to year-end 2022 and more recently to streamline commercial operations, better focus our commercial strategy in response to market dynamics and align our administrative costs to match our current level of operations.
Net loss for the third quarter of 2023 was $7.2 million compared to $10.7 million for the same quarter a year ago.
As of September 30, 2023, the Company had cash, cash equivalents, and available-for-sale securities of approximately $85.0 million.
Conference Call Information
Sera Prognostics will host a corresponding conference call and live webcast today to discuss third quarter 2023 operational highlights, financial results and key topics at 5:00 p.m. Eastern Time. Individuals interested in listening to the conference call may do so by dialing the following:
US domestic callers: (866) 218-2405
International callers: (412) 902-6607
Webcast Registration Link: https://app.webinar.net/nDRAgqN8EqG
Live audio of the webcast will be available online from the Investors page of the Company’s website at www.seraprognostics.com. The webcast will be archived on the Investors page and will be available for one year.
About Sera Prognostics, Inc.
Sera Prognostics is a leading health diagnostics company dedicated to improving the lives of women and babies through precision pregnancy care. Sera's mission is to provide early, pivotal pregnancy information to improve the health of mothers and newborns, resulting in reductions in the costs of healthcare delivery. Sera has a robust pipeline of innovative diagnostic tests focused on the early prediction of preterm birth risk and other complications of pregnancy. Sera's precision medicine PreTRM® Test reports to a physician the individualized risk of spontaneous premature delivery in a pregnancy, enabling earlier proactive interventions in women with higher risk. Sera Prognostics is headquartered in Salt Lake City, Utah.

About Preterm Birth
Preterm birth is defined as any birth before 37 weeks’ gestation and is the leading cause of illness and death in newborns. The 2022 March of Dimes Report Card shows that, for the last four consecutive years, more than one in ten infants is born prematurely. Prematurity is associated with a significantly increased risk of major long-term medical complications, including learning disabilities, cerebral palsy, chronic respiratory illness, intellectual disability, seizures, and vision and hearing loss, and can generate significant costs throughout the lives of affected children. The annual health care costs to manage short- and long-term complications of prematurity in the United States were estimated to be approximately $25 billion for 2016.
About the PreTRM® Test
The PreTRM® Test is the only broadly validated, commercially available blood-based biomarker test that provides an early, accurate and individualized risk prediction for spontaneous preterm birth in asymptomatic singleton pregnancies. The PreTRM® Test measures and analyzes proteins in the blood that are highly predictive of preterm birth. The PreTRM® Test permits physicians to identify, during the weeks 18 through 20 of pregnancy, which women are at increased risk for preterm birth and its complications, enabling more informed, personalized clinical decisions based on each woman's individual risk. The PreTRM® Test is ordered by a medical professional.
Sera Prognostics, the Sera Prognostics logo, The Pregnancy Company, and PreTRM are trademarks or registered trademarks of Sera Prognostics, Inc. in the United States and/or other countries.
Safe Harbor Statement
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the date, time and content of the Company’s quarterly earnings release and conference call; and the company’s strategic directives under the caption “About Sera Prognostics, Inc.” These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: net losses, cash generation, and the potential need to raise more capital; revenues from the PreTRM Test representing substantially all Company revenues to date; the need for broad scientific and market acceptance of the PreTRM Test; a concentrated number of material customers; our ability to introduce new products; potential competition; our proprietary biobank; critical suppliers; the COVID-19 pandemic and its potential lingering impact on our operations, as well as the business or operations of third parties with whom we conduct business; estimates of total addressable market opportunity and forecasts of market growth; potential third-party payer coverage and reimbursement; new reimbursement methodologies applicable to the PreTRM Test, including new CPT codes and payment rates for those codes; changes in FDA regulation of laboratory-developed tests; the intellectual property rights protecting our tests and market position; and other factors discussed under the heading “Risk Factors” contained in our Final Prospectus on Form S-1, which was filed with the Securities and Exchange Commission on July 14, 2021, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Contacts
Investor Contact
Peter DeNardo, CapComm Partners
peter@capcommpartners.com
+1 (415) 389-6400
Media Contact
Glenn Silver, Lazar FINN
Glenn.silver@finnpartners.com
+1 (646) 871-8485

SERA PROGNOSTICS, INC.
Condensed Statements of Operations
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$42	$87	$265	$203
Operating expenses:
Cost of revenue	44	58	186	134
Research and development	3,539	4,176	11,330	10,759
Selling and marketing	1,355	2,967	7,045	11,644
General and administrative	3,288	4,074	12,677	12,900
Total operating expenses	8,226	11,275	31,238	35,437
Loss from operations	(8,184)	(11,188)	(30,973)	(35,234)
Interest expense	(14)	(21)	(44)	(43)
Other income, net	988	497	2,700	837
Net loss	$(7,210)	$(10,712)	$(28,317)	$(34,440)
Net loss per share, basic and diluted	$(0.23)	$(0.35)	$(0.91)	$(1.11)
Weighted-average shares outstanding, basic and diluted	31,286,148	31,005,978	31,128,604	30,918,473

SERA PROGNOSTICS, INC.
Condensed Balance Sheets
(unaudited)
(in thousands)

	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$9,655	$29,878
Marketable securities	36,461	52,826
Accounts receivable	155	113
Other receivables	—	6,000
Prepaid expenses and other current assets	1,275	1,308
Total current assets	47,546	90,125
Property and equipment, net	2,197	3,059
Long-term marketable securities	38,922	21,329
Other assets	1,392	1,816
Total assets	$90,057	$116,329
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,177	$1,548
Accrued and other current liabilities	2,891	4,444
Finance lease obligation, current portion	438	464
Deferred revenue	9,039	9,082
Total current liabilities	13,545	15,538
Finance lease obligation, net of current portion	309	626
Operating lease obligation, net of current portion	792	1,222
Total liabilities	14,646	17,386
Commitments and contingencies
Stockholders' equity:
Common stock, Class A and Class B	3	3
Additional paid-in capital	314,993	310,575
Accumulated other comprehensive loss	(614)	(981)
Accumulated deficit	(238,971)	(210,654)
Total stockholders' equity	75,411	98,943
Total liabilities and stockholders' equity	$90,057	$116,329